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                                                                   EXHIBIT 23.1

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Certified Public Accountants & Management Consultants




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 2, 1998, except as to notes 15 and 16, as to which the date is May 29, 1998, accompanying the financial statements of Galveston's Steakhouse Corp. appearing in the 1997 Annual Report of Galveston's Steakhouse Corp. to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended December 31, 1997 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER, LEWAK, GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 5, 1999